Exhibit 99.1

Differential Brands Group Announces Acquisition of SWIMS Brand

Company Expands Portfolio of Premium Consumer Brands with the Addition of Fast-Growing Scandinavian Leader in Contemporary Footwear & Apparel

•                  First Acquisition for Differential Brands’ Omni-Channel, Premium-Plus Platform

•                 The Unique Brand Positioning for SWIMS Complements Differential’s Platform Offerings

•                  SWIMS’ International Networks Create Cross-Pollination Opportunities for Differential’s Existing Brands

•                 The Transaction Is Expected to be Immediately Accretive

LOS ANGELES, July 19, 2016 — Differential Brands Group Inc. (Nasdaq:DFBG) (“Differential Brands” or the “Company”) announced today that it has completed the acquisition of SWIMS AS (“SWIMS”), a Scandinavian lifestyle brand best known for its range of fashion-forward, water-resistant footwear and sportswear that artfully balances performance, comfort and style. SWIMS distributes its full range of footwear, swimwear, outerwear, ready-to-wear and accessories worldwide through high-end department stores, independent specialty stores, and luxury resorts. The Company also sells product through its own website and through ten licensed SWIMS-branded stores.

The transaction is expected to be immediately accretive for Differential Brands.  The acquisition and related expenses were financed through a combination of Differential’s common stock totaling approximately 700,000 shares, certain warrants and cash. Differential is also pleased to acquire such a high-quality brand at an attractive contribution multiple below 6.5 times. The Company obtained a $13.0 million bridge financing facility in order to facilitate the closing of the transaction.

Michael Buckley, Chief Executive Officer of Differential Brands, commented, “This marks the first acquisition for Differential Brands, and we are thrilled to be adding SWIMS, a sought-after lifestyle brand, to our portfolio. SWIMS’ unique, global footprint in the water-resistant footwear and apparel category aligns well with our strategy to build a portfolio of complementary, premium brands that consumers are passionate about.  We believe that SWIMS offers significant growth opportunity through increased brand awareness and continued expansion in both the U.S. and international markets.  The transaction also adds a strong sales network around the world to build our existing Robert Graham and Hudson businesses.”

Alex Eskeland, President and Co-Founder of SWIMS, commented, “We are excited to partner with the Differential Brands team to capitalize on their expertise and infrastructure, as well as leverage their omni-channel distribution strategy to expand SWIMS’ presence, including in the U.S. We’re also looking forward to helping diversify the geographic presence of Robert Graham and Hudson through our well-developed international network.”

About Differential Brands Group

Differential Brands Group Inc. (Nasdaq: DFBG) is a platform that focuses on branded operating companies in the premium apparel, footwear and accessories sectors. Our focus is on organically growing our brands through a global, omni-channel distribution strategy while continuing to seek opportunities to acquire accretive, complementary, premium brands.

Our current brands are Hudson®, a designer and marketer of women’s and men’s premium, branded denim and apparel, Robert Graham®, a sophisticated, eclectic apparel and accessories brand seeking to inspire a global movement, and SWIMS AS, a Scandinavian lifestyle brand best known for its range of fashion-forward, water-resistant footwear, apparel and accessories. For more information, please visit Differential’s website at: www.differentialbrandsgroup.com

About SWIMS AS

SWIMS was initially established to transform the traditional, utilitarian galosh into a tasteful lifestyle item with bold personality. While Scandinavia is famous for clean and minimalistic design, Norwegian brands are particularly functional and have to adapt to the highly contrasting seasons they face at home. Norwegians, famous for fearlessly and happily adapting between the heaviest winter months to the ‘warm’ summer months on the fjord, therefore require ultimate versatility and functionality. SWIMS enables the typical urban Scandinavian to look sleek with a touch of cheekiness, comfort and ultimate functionality fit for both slushy winter days in the city and warm days out on the boat during the summer season.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this news release involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “may,” “will,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” “plan,” “project,” “will be,” “will continue,” “will likely result” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: the anticipated benefits of the merger on its financial results, business performance and product offerings, the Company’s ability to successfully integrate the SWIMS business and realize cost savings and any other synergies, the risk that the credit ratings of the company or its subsidiaries may be different from what the Company expects, continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital if required; the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC, and this release should be read in conjunction with those reports, together with all of the Company’s other filings, including current reports on Form 8-K, through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

Contacts:

Investor Relations:

Hamish Sandhu

Differential Brands Group Inc.
323.558.5188

Media Inquiries:

Sophia Manata

Robert Graham

smanata@robertgraham.us

646.625.5123